Press Release	Source: Nocopi Technologies, Inc.
Nocopi Technologies, Inc. Announces New Website Detailing Technologies and Products Developed for Entertainment and Toy Products, Solutions Against Counterfeiting, Product Diversion, and For Brand Protection and Document Security Including Tamper Resistant Prescription Pads
WEST CONSHOHOCKEN, Pa., February 12 /PRNewswire-FirstCall/ — Nocopi Technologies, Inc., (OTC Bulletin Board: NNUP — News) announced today that the Company now has in place a new website (see www.Nocopi.com) that presents current and future information about the Company’s Goals and Objectives, Technologies, Products, News, Contacts, and a Store Page for ordering products and obtaining licensing information to use ink technology for Entertainment and Security.
Michael A. Feinstein, M.D., Chairman and Chief Executive Officer of Nocopi, said, “we are presenting new information about the technologies and products that we have developed with our publishing partners in the large entertainment and toy products area. In addition, we explain our research and development activities to offer exciting technologies ideal for other business applications. These include developing solutions against counterfeiting, product diversion, document security, and authentication including our new Secure Rub Tamper Resistant Prescription Pads by the application of patented technologies including invisible inks, color changing inks, reactive thread and document security paper products.
Michael Minerva, of Minerva Design, located in Rochester, N.Y., said, “Our goal and purpose in working with Nocopi is to create communication tools that make their “Simple and Secure” message stand out.” Dr. Feinstein added, “We believe that we have gotten to the heart of what matters to Nocopi’s target audiences by producing a website that is compelling, communicative, and presents crisp, clear, and colorful messages that lay a foundation for Nocopi’s exciting technologies and products for entertainment, and also those for security. We enjoyed working with Minerva Design in the development of our new informative Nocopi website. We believe that we have presented the essence of what Nocopi is all about. The flashing messages that appear on our Home Page highlight Nocopi’s Vision. They are as follows:
•	Using Ink for Creative Solutions

•	From Counterfeiting to Activity and Game Books, Nocopi has the Solutions

•	Patented Paper and Inks for Security and Entertainment

•	Licensing Security & Entertainment Ink Technology

We are committed to continue working as a team with our publishing partners to develop new and innovative products for kids of all ages. In addition, we continue to research and develop products to deal with the ever increasing problems that manufacturers, distributors, and consumers are experiencing with product counterfeiting, product diversion, and identity theft. Our progress will continue as we introduce new and improved innovations targeting this market. Our new website will always be up-to-date reflecting the present and future developments at Nocopi Technologies.”
FORWARD-LOOKING INFORMATION
The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or further changes make it clear that any projected results (expressed or implied) will not be realized.
Contact: Rudolph Lutterschmidt, Chief Financial Officer, Nocopi Technologies, Inc., (610) 834-9600.

Source: Nocopi Technologies, Inc.